Bank of America 3Q23 Financial Results October 17, 2023

1 Net of interest expense. 2 CET1 stands for common equity tier 1. 3 Regulatory minimum of 9.5% effective October 1, 2023. 4 GLS stands for average Global Liquidity Sources. See note A on slide 39 for definition of Global Liquidity Sources. 5 Represents a non-GAAP financial measure. For important presentation information, see slide 42. Solid earnings Strong balance sheet Consistent returns Revenue1 $25.2B +3% YoY Net income $7.8B +10% YoY EPS $0.90 +11% YoY Deposits $1.9T increased modestly QoQ CET1 11.9%2 240 bps above reg. min.3 Quarterly dividend increased 9% Robust liquidity GLS $859B4 Return on average common equity 11.2% Return on average tangible common equity5 15.5% Return on average assets 0.99% 3Q23 Highlights 2

Note: FTE stands for fully taxable-equivalent basis. 1 ROE stands for return on average common shareholders’ equity; ROTCE stands for return on average tangible common shareholders’ equity. 2 Represent non-GAAP financial measures. For important presentation information about these measures, see slide 42. 3 For more information on reserve build (release), see note B on slide 39. Net charge-offs exclude loans measured at fair value. 4 Net charge-off ratio is calculated as annualized net charge-offs divided by average outstanding loans and leases during the period. 5 See note A on slide 39 for definition of Global Liquidity Sources. 3Q23 Highlights (Comparisons to 3Q22, unless otherwise noted) • Net income of $7.8B; diluted earnings per share of $0.90; ROE1 11.2%, ROTCE1,2 15.5% • Revenue, net of interest expense, of $25.2B increased $0.7B, or 3% – Net interest income (NII) of $14.4B ($14.5B FTE)2 increased $0.6B, or 4%, driven primarily by benefits from higher interest rates and loan growth – Noninterest income of $10.8B increased $51MM, as higher sales and trading revenue and asset management fees more than offset lower other income • Provision for credit losses of $1.2B – Net reserve build3 of $303MM vs. net reserve builds of $378MM in 3Q22 and $256MM in 2Q23 – Net charge-offs (NCOs)3 of $931MM increased compared to 3Q22 and 2Q23 and remained below 4Q19 pre-pandemic levels – Net charge-off ratio4 of 35 bps increased 15 bps vs. 3Q22 and 2 bps vs. 2Q23 • Noninterest expense of $15.8B increased $0.5B, or 3%, vs. 3Q22; declined $0.2B, or 1%, vs. 2Q23 • Balance sheet remained strong – Average deposits of $1.88T were relatively flat vs. 2Q23 – Average loans and leases of $1.05T were relatively flat vs. 2Q23 – Common Equity Tier 1 capital of $194B increased $4B from 2Q23 – Common Equity Tier 1 ratio of 11.9% increased 29 bps from 2Q23; 240 bps above regulatory minimum, effective October 1, 2023 – Average Global Liquidity Sources5 of $859B – Paid $1.9B in common dividends and repurchased $1.0B of common stock, including repurchases to offset shares awarded under equity-based compensation plans – Increased quarterly common dividend per share by 9% 3

Continued Organic Growth in 3Q23

Consumer Banking

- Added over 200,000 net new checking accounts; 19th consecutive quarter of growth
- Added 1.1 million credit card accounts[1]
- Record 3.8 million consumer investment accounts, with $51 billion net client flows since 3Q22
- 35th consecutive quarter of net new Small Business checking account growth

Global Wealth & Investment Management

- Added ~7,000 net new relationships across Merrill and Private Bank, up 20% YoY
- Assets under management flows of $44B since 3Q22
- Opened over 39,000 bank accounts, up 6% YoY
- Sent ~34,000 referrals to other lines of business

Global Banking

- Added more than 1,900 new clients YTD[2] while deepening relationships with existing clients
- Business Lending revenue up 26% YoY to $2.6B
- $8.8 billion Global Transaction Services revenue YTD, up 20% YoY
- #3 in investment banking fees; grew market share 78 bps vs. 3Q22[3]

Global Markets

- Highest YTD sales and trading revenue in over a decade
- Record 3Q Equities sales and trading revenue
- Record average loans of $131 billion, up 9% YoY
- Zero trading loss days YTD 2023

[1] Includes credit cards across Consumer Banking, Small Business, and Global Wealth & Investment Management.
[2] As of August 2023.
[3] Source: Dealogic as of September 30, 2023.

4

3Q23 Digital Update

Creating an innovative digital experience for our clients

Digital Adoption %[1]

Online | Mobile | Connect | API

Consumer
74%
46MM digital active users and **3.2B** digital logins[2]

Merrill
83%

Private Bank
92%

Global Banking
75%

Client Engagement

170MM
Erica® interactions[3]
+27% YoY

1.6MM
Client-advisor secure messages in Merrill
+22% YoY

813K
CashPro® App sign-ins
+41% YoY

Digital Volumes

323MM
Zelle® transactions[4]
Zelle® sent transactions 2x checks written
+27% YoY

74%
GWIM checks deposited through automated channels[5]

$192B
CashPro® App payments
+16% YoY

Note: Represent select 3Q23 digital adoption and engagement statistics. For more information, see line of business digital updates on slides 26, 29, and 31.

[1] Consumer household adoption represents households with consumer bank login activities in a 90-day period. Merrill represents Merrill primary households ($250K+ in investable assets within the enterprise) and excludes Stock Plan and Banking-only households. Private Bank represents Private Bank core relationships ($3MM+ in total balances), including third-party activities and excluding Irrevocable Trust-only relationships, Institutional Philanthropic relationships, and exiting relationships. Global Banking represents 90-day active clients across CashPro and BA360 channels.

[2] Digital active users represent Consumer and Merrill mobile and / or online 90-day active users. Digital logins represent the total number of desktop and mobile banking sessions on the Consumer Banking platform.

[3] Erica engagement represents activity across all platforms powered by Erica: BofA mobile app, online search, and Benefits OnLine mobile app.

[4] Includes Bank of America person-to-person payments sent and received through e-mail or mobile identification.

[5] Includes mobile check deposits, remote deposit operations, and automated teller machine transactions.

5

22% 21% 29% 3% 8% 3% 5% 6% 8% 6% 4% 8% 5% 4% 7% 7% 4% 2% 12% 4% 3% 4% 2% 6% 7% 6% 1Q- 15 2Q- 15 3Q- 15 4Q- 15 1Q- 16 2Q- 16 3Q- 16 4Q- 16 1Q- 17 2Q- 17 3Q- 17 4Q- 17 1Q- 18 2Q- 18 3Q- 18 4Q- 18 1Q- 19 2Q- 19 3Q- 21 4Q- 21 1Q- 22 2Q- 22 3Q- 22 4Q- 22 1Q- 23 2Q- 23 3Q- 23 3Q23 Revenue: +$0.7B Expense: +$0.5B Revenue (%) (7) (5) (2) 1 (3) 1 3 2 7 7 1 7 4 (1) 4 6 — 2 12 10 2 6 8 11 13 11 3 Expense (%) (29) (25) (31) (2) (10) (2) (1) (4) (1) 1 (3) (1) (1) (5) (2) (1) (4) — — 6 (1) 2 6 6 6 5 3 Quarterly Operating Leverage1 6 Note: Amounts may not total due to rounding. Operating leverage is calculated as the year-over-year percentage change in revenue, net of interest expense, less the percentage change in noninterest expense. 1 Operating leverage calculated after adjusting 4Q17 revenue for the impact of the Tax Cuts and Jobs Act is a non-GAAP financial measure. Reported revenue growth and operating leverage were 11% and 12% for 4Q18, and 2% and 3% for 4Q17. Reported revenue was $22.7B, $20.4B, and $20.0B for 4Q18, 4Q17, and 4Q16, respectively. Excluding a $0.9B noninterest income charge from enactment of the Tax Act, 4Q17 revenue was $21.4B. For important presentation information, see slide 42. 3Q23 did not have operating leverage.

$312 $183 Interest-bearing Noninterest-bearing 06/30/23 09/29/23 $150 $200 $250 $300 $350 $226 $65 Bank deposits Sweep deposits 06/30/23 09/29/23 $0 $100 $200 $300 $504 $348 $131 Checking Other non-checking Consumer investments & CDs 06/30/23 09/29/23 $0 $200 $400 $600 $1,320 $565 Interest-bearing Noninterest-bearing 06/30/23 09/29/23 $500 $1,000 $1,500 Consumer Banking ($B) GWIM ($B) Global Banking ($B) Total Corporation ($B) Weekly Ending Deposit Trends 7 $519 $295 $197 $371 $220 $72 $1,289 $588 2 3 $115 $1,004 $982Total $1,877 $1,885 $293 $291 $493 $495 Rate paid: 155bps1 Rate paid: 34bps1 Rate paid: 266bps1Rate paid: 269bps1 Note: Amounts may not total due to rounding. Deposit trends represent weekly end-of-period deposit balances. Total Corporation also includes Global Markets and All Other. 1 Represents rate paid on total deposits in 3Q23. 2 Includes Consumer and Small Business checking products and excludes consumer investments, which are included in Consumer investments & CDs. 3 Includes Preferred Deposits, other non-sweep Merrill Bank deposits, and Private Bank deposits.

Potential Impact of Proposed Capital Rules1 8 $1.63T $1.95T 3Q23 Actual 3Q23 w/ ~20% RWA Inflation $7.7 $7.0 $7.1 $6.2 $7.1 $7.1 $8.2 $7.4 $7.8 1.7 1.7 1.7 1.7 1.8 1.8 1.8 1.8 1.9 5.9 5.3 5.4 4.5 5.3 5.4 6.4 5.6 5.9 Common dividends Net income less common dividends paid 3Q21 4Q21 1Q22 2Q22 3Q22 4Q22 1Q23 2Q23 3Q23 Risk Weighted Assets (RWA) 10% Minimum CET1 Capital at Jan 1, 2024 Organic Capital Generation ($B) $163B $195B $194B 3Q23 Min. 3Q23 Min. w/ ~20% Inflation 3Q23 Actual ~20% Note: Amounts may not total due to rounding. 1 Potential estimated impact based on proposed capital rules (Expanded Risk-Based Approach (Basel III Endgame)). Adopted rules and actual impact to Bank of America Corporation (the Corporation) may differ. For forward-looking statements and important presentation information, see slides 41 and 42. 2 Standardized Approach as of September 30, 2023. 2 2

Global Markets Spotlight

2023 YTD: Revenue $15.4B, up 8%; net income $4.0B, up 10%

Diversified Business	Efficient Expansion	Revenue Growth	Consistent Returns

S&T Revenue (ex. DVA)[1,2] by Product



Equities
FICC Macro
FICC Micro

GM Revenue (ex. DVA)[1,3] by Geography



Int'l
US / Canada

International Franchise

- Locations cover >80% of international GDP, >90% of equity market capitalization, and >90% of investment banking (IB) fee pool
- #3 global IB fee ranking[4]
- #1 Developed Europe and Emerging EMEA Research Provider[5]

Average Assets



+35%

S&T Revenue (ex. DVA)[1]



+32%

2016-2019 average | Last 12 months

RWA



+16%

S&T Revenue (ex. DVA)[1] per $ RWA



+14%

Return on Avg. Allocated Capital



15%
11%
12%
18%
10%
14%
12%
17%
2020
2021
2022
2023 YTD
GM
GB & GM

S&T Revenue (ex. DVA)[1] YoY Growth



13%
27%
9%
10%
8%
3Q22
4Q22
1Q23
2Q23
3Q23

Note: S&T stands for sales and trading. GM stands for Global Markets. GB stands for Global Banking.

[1] Represents a non-GAAP financial measure. For more information, see note E on slide 39. For important presentation information, see slide 42.

[2] 2023 YTD. FICC stands for fixed income, currencies, and commodities. Macro products include currencies, interest rates, and commodities products. Micro products include credit and other products.

[3] 2023 YTD. Reported GM revenue was $15.4B for 2023 YTD. GM revenue ex. net DVA was $15.5B for 2023 YTD.

[4] Source: Dealogic as of September 30, 2023.

[5] Institutional Investor, 2023.

9

Note: Amounts may not total due to rounding. 1 Represent non-GAAP financial measures. For more information on pretax, pre-provision income and a reconciliation to GAAP, see note C on slide 39. For important presentation information about these measures, see slide 42. Summary Income Statement ($B, except per share data) 3Q23 2Q23 Inc / (Dec) 3Q22 Inc / (Dec) Total Revenue, net of interest expense $25.2 $25.2 $— — % $24.5 $0.7 3 % Provision for credit losses 1.2 1.1 0.1 10 0.9 0.3 37 Net charge-offs 0.9 0.9 0.1 7 0.5 0.4 79 Reserve build (release) 0.3 0.3 — 18 0.4 (0.1) (20) Noninterest expense 15.8 16.0 (0.2) (1) 15.3 0.5 3 Pretax income 8.1 8.0 0.1 1 8.3 (0.2) (2) Pretax, pre-provision income1 9.3 9.2 0.2 2 9.2 0.1 1 Income tax expense 0.3 0.6 (0.3) (53) 1.2 (0.9) (76) Net income $7.8 $7.4 $0.4 5 $7.1 $0.7 10 Diluted earnings per share $0.90 $0.88 $0.02 2 $0.81 $0.09 11 Average diluted common shares (in millions) 8,076 8,081 (5) — 8,161 (85) (1) Return Metrics and Efficiency Ratio Return on average assets 0.99% 0.94% 0.90 % Return on average common shareholders' equity 11.2 11.2 10.8 Return on average tangible common shareholders' equity1 15.5 15.5 15.2 Efficiency ratio 63 64 62 3Q23 Financial Results 10

Balance Sheet, Liquidity, and Capital

(EOP[1] basis unless noted)

Balance Sheet Metrics	3Q23	2Q23	3Q22
Assets ($B)			
Total assets	**$3,153**	$3,123	$3,073
Total loans and leases	**1,049**	1,051	1,032
Cash and cash equivalents	**352**	374	205
Total debt securities	**779**	756	880
Funding & Liquidity ($B)			
Total deposits	**$1,885**	$1,877	$1,938
Long-term debt	**290**	286	269
Global Liquidity Sources (average)[2]	**859**	867	941
Equity ($B)			
Common shareholders' equity	**$259**	$255	$240
Common equity ratio	**8.2 %**	8.2 %	7.8 %
Tangible common shareholders' equity[3]	**$189**	$185	$170
Tangible common equity ratio[3]	**6.1 %**	6.1 %	5.7 %
Per Share Data			
Book value per common share	**$32.65**	$32.05	$29.96
Tangible book value per common share[3]	**23.79**	23.23	21.21
Common shares outstanding (in billions)	**7.92**	7.95	8.02

Basel 3 Capital ($B)[4]	3Q23	2Q23	3Q22
Common equity tier 1 capital	**$194**	$190	$176
Standardized approach			
Risk-weighted assets (RWA)	**$1,634**	$1,639	$1,599
CET1 ratio	**11.9 %**	11.6 %	11.0 %
Advanced approaches			
Risk-weighted assets	**$1,442**	$1,436	$1,391
CET1 ratio	**13.5 %**	13.2 %	12.6 %
Supplementary leverage			
Supplementary Leverage Ratio	**6.2 %**	6.0 %	5.8 %

- CET1 ratio of 11.9% increased 29 bps vs. 2Q23[4]
  - CET1 capital of $194B increased $4B from 2Q23, driven by net income, partially offset by capital distributions to shareholders
  - Standardized RWA of $1,634B decreased $5B from 2Q23
- Book value per share of $32.65 improved 9% from 3Q22; tangible book value per share[3] of $23.79 improved 12% from 3Q22
- Average Global Liquidity Sources[2] of $859B, down $8B, or 1%, from 2Q23

[1] EOP stands for end of period.
[2] See note A on slide 39 for definition of Global Liquidity Sources.
[3] Represent non-GAAP financial measures. For important presentation information, see slide 42.
[4] Regulatory capital ratios at September 30, 2023 are preliminary. The Corporation reports regulatory capital ratios under both the Standardized and Advanced approaches. Capital adequacy is evaluated against the lower of the Standardized or Advanced approaches compared to their respective regulatory capital ratio requirements. The Corporation's binding ratio was the CET1 ratio under the Standardized approach for June 30, 2023 and September 30, 2022; and Total capital ratio under the Standardized approach for September 30, 2023.

11

$1,024 $1,029 $1,031 $1,037 $1,037 295 300 304 307 311 224 225 221 219 219 384 380 381 383 376 120 123 125 129 131 Consumer Banking GWIM Global Banking Global Markets 3Q22 4Q22 1Q23 2Q23 3Q23 $0 $250 $500 $750 $1,000 $1,250 $1,034 $1,039 $1,041 $1,047 $1,046 3Q22 4Q22 1Q23 2Q23 3Q23 $800 $900 $1,000 $1,100 +5% (2%) (2%) +9% Average Loan and Lease Trends YoY +1% YoY +1% YoY (11%) Note: Amounts may not total due to rounding. Total Loans and Leases in All Other ($B) Loans and Leases in Business Segments ($B) Total Loans and Leases by Portfolio ($B)Total Loans and Leases ($B) $449 $453 $453 $454 $457 $585 $587 $588 $593 $589 Consumer Commercial 3Q22 4Q22 1Q23 2Q23 3Q23 $0 $250 $500 $750 12 8 8 8 8 8 3 2 2 2 2 $11 $10 $10 $10 $9 Residential mortgage Home equity 3Q22 4Q22 1Q23 2Q23 3Q23 $0 $5 $10 $15

Consumer Banking ($B) GWIM ($B) Global Banking ($B) Total Corporation ($B) Average Deposit Trends Bank of America Ranked #1 in U.S. Retail Deposit Market Share1 Note: Amounts may not total due to rounding. Total Corporation also includes Global Markets and All Other. 1 Estimated U.S. retail deposits based on June 30, 2023 FDIC deposit data. 2 Includes Consumer and Small Business checking products and excludes consumer investments, which are included in non-checking. 3 Includes Preferred Deposits, other non-sweep Merrill Bank deposits, and Private Bank deposits. $256 $339 $318 $314 $295 $292 167 206 211 224 219 223 88 134 106 90 76 69 Bank deposits Sweep deposits 4Q19 3Q22 4Q22 1Q23 2Q23 3Q23 $0 $100 $200 $300 $400 $1,410 $1,963 $1,926 $1,894 $1,875 $1,876 1,002 1,225 1,245 1,264 1,278 1,311 409 738 681 630 597 565 Interest-bearing Noninterest-bearing 4Q19 3Q22 4Q22 1Q23 2Q23 3Q23 $0 $500 $1,000 $1,500 $2,000 $379 $495 $503 $493 $498 $504 209 171 226 257 289 315 169 324 278 236 208 189 Interest-bearing Noninterest-bearing 4Q19 3Q22 4Q22 1Q23 2Q23 3Q23 $0 $200 $400 $600 +2% (10%) +3% (5%) QoQ 0% QoQ (1%) QoQ (3%) +9% (9%) (2%) QoQ +1% 13 $720 $1,069 $1,047 $1,026 $1,006 $980 377 522 511 501 490 482 343 547 536 525 517 498 Non-checking Checking 4Q19 3Q22 4Q22 1Q23 2Q23 3Q23 $0 $250 $500 $750 $1,000 $1,250 (4%) 2 +31% +38% vs. 4Q19 +33% +34% (22%) vs. 4Q19 +14% +28% +45% vs. 4Q19 +36% +51% +12% vs. 4Q19 +33% 3

• Deposits in excess of loans grew from $0.4T in 3Q19 and peaked at $1.1T in 4Q21; remained above $0.8T in 3Q23 • Excess deposits stored in cash and investment securities – 53% HTM and 47% cash and AFS in 3Q23 – Cash levels remained well above pre-pandemic levels ($157B in 3Q19) • AFS securities mostly hedged with floating rate swaps; duration less than 0.5 years and marked through AOCI1 and regulatory capital – Invested net $33B in short-term US Treasuries in 3Q23 • HTM securities book has declined $80B since peaking at $683B in 3Q21; down $40B vs. 3Q22 and $11B vs. 2Q23 – MBS1 of $474B down $11B vs. 2Q23; $129B UST / other flat – Valuation declined 13% vs. 3Q22, as mortgage rates ended 3Q23 at highest level in almost 23 years • Blended cash and securities yield continued to improve in 3Q23 and is 178 bps above deposit rate paid • 3Q23 NII and net interest yield improved vs. 3Q22 and 2Q23 • NII excluding Global Markets of $13.9B in 3Q23 vs. trough of $9.1B in 3Q204 Note: Amounts may not total due to rounding. 1 AFS stands for available-for-sale. HTM stands for held-to-maturity. AOCI stands for accumulated other comprehensive income. MBS stands for mortgage-backed securities. 2 HTM Valuation represents pretax net unrealized gains / (losses) on total held-to-maturity debt securities. 3 Yields based on average balances. Yield on cash represents yield on interest-bearing deposits with the Federal Reserve, non-U.S. central banks and other banks. 4 Fully taxable-equivalent basis. Represents a non-GAAP financial measure. Reported NII was $14.4B and $10.1B in 3Q23 and 3Q20. FTE NII was $14.5B and $10.2B in 3Q23 and 3Q20. Global Markets NII was $0.7B and $1.1B in 3Q23 and 3Q20. For important presentation information, see slide 42. $601 $885 $1,248 $1,085 $1,131 190 338 683 644 603254 246 285 236 176 157 301 280 205 352 HTM securities AFS & other securities Cash & cash equivalents 3Q19 3Q20 3Q21 3Q22 3Q23 14 3.34% 1.55% Cash & securities yield Total deposit rate paid 3Q19 3Q23 0.00% 1.00% 2.00% 3.00% 4.00% Managing Excess Deposits Deposits in Excess of Loans (EOP, $B) Cash and Securities Portfolios ($B)1 Cash & Securities Yield vs. Deposit Rate Paid 3 Deposits Loans 3Q19 3Q20 3Q21 3Q22 3Q23 $0.5T $2.5T $420B $1,085B $835B HTM Valuation2 $4B $9B ($5B) ($116B) ($131B)

• Net interest income of $14.4B ($14.5B FTE)1 increased $0.6B YoY, driven by benefits from higher interest rates and loan growth, partially offset by lower deposit balances – Increased $0.2B from 2Q23, as higher asset yields, higher NII related to GM activity, and one additional day of interest accrual were partially offset by higher deposit costs – NII related to GM activity declined approximately $0.1B YoY and increased $0.4B from 2Q23 – Premium amortization expense of $91MM in 3Q23, $30MM in 2Q23, and $373MM in 3Q22 • Net interest yield of 2.11% increased 5 bps YoY and increased 5 bps from 2Q23 – Excluding GM, net interest yield of 2.64%1 • As of September 30, 2023, a +100 bps parallel shift above the interest rate yield curve is estimated to benefit NII by $3.1B over the next 12 months; a -100bps parallel shift is estimated to decrease NII by $3.3B2 Net Interest Income (FTE, $B)1 Net Interest Income Increased $0.6B, or 4% YoY Net Interest Yield (FTE)1 Note: FTE stands for fully taxable-equivalent basis. GM stands for Global Markets. 1 Represent non-GAAP financial measures. Net interest yield adjusted to exclude Global Markets NII of $0.7B, $0.3B, $0.1B, $0.4B, $0.7B, and $1.1B and average earning assets of $656.0B, $657.9B, $627.9B, $610.0B, $591.9B, and $476.2B for 3Q23, 2Q23, 1Q23, 4Q22, 3Q22, and 3Q20, respectively. The Corporation believes the presentation of NII and net interest yield excluding Global Markets provides investors with transparency of NII and net interest yield in core banking activities. For important presentation information, see slide 42. 2 NII asset sensitivity represents banking book positions. See note D on slide 39 for information on asset sensitivity assumptions. 1.72% 2.06% 2.22% 2.20% 2.06% 2.11% 2.51% 2.81% 2.85% 2.65% 2.64% Reported net interest yield Net interest yield excl. GM 3Q20 3Q22 4Q22 1Q23 2Q23 3Q23 1.00% 1.50% 2.00% 2.50% 3.00% $10.2 $13.9 $14.8 $14.6 $14.3 $14.5 $10.1 $13.8 $14.7 $14.4 $14.2 $14.4 Net interest income (GAAP) FTE Adjustment 3Q20 3Q22 4Q22 1Q23 2Q23 3Q23 $0.0 $5.0 $10.0 $15.0 15 Net Interest Income excl. GM (FTE, $B)1 $10.2 $13.9 $14.8 $14.6 $14.3 $14.5 $9.1 $13.1 $14.4 $14.5 $14.0 $13.9 NII excl. GM GM NII 3Q20 3Q22 4Q22 1Q23 2Q23 3Q23 $0.0 $5.0 $10.0 $15.0 1.92%

$15.3 $15.5 $16.2 $16.0 $15.8 8.9 9.2 9.9 9.4 9.6 6.4 6.4 6.3 6.6 6.3 Compensation and benefits Other 3Q22 4Q22 1Q23 2Q23 3Q23 $0.0 $6.0 $12.0 $18.0 62% 63% 62% 64% 63% 3Q22 4Q22 1Q23 2Q23 3Q23 55% 60% 65% 70% Total Noninterest Expense ($B) Headcount (K) Expense and Efficiency Note: Amounts may not total due to rounding. 16 • Noninterest expense of $15.8B in 3Q23 increased $0.5B, or 3%, vs. 3Q22, driven by increased investments in the franchise across people and technology, as well as higher FDIC expense from the increased assessment on banks announced in 2022 • 3Q23 noninterest expense declined $0.2B, or 1%, vs. 2Q23, driven primarily by lower litigation expense ($76MM in 3Q23 vs. $276MM in 2Q23) • 4Q23 expense could include an accrual of approximately $1.9B upon enactment of the final FDIC special assessment rule for uninsured deposits of failed banks, if enacted consistent with the proposed rule Efficiency Ratio 218 213 9/30/22 9/30/23 210 215 220 ~2.3K summer interns Includes ~2.5K campus hires

Asset Quality 1 Excludes loans measured at fair value. 2 Allowance for loan and lease losses ratio is calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period. Provision for Credit Losses ($MM) Net Charge-offs ($MM)1 $898 $1,092 $931 $1,125 $1,234 3Q22 4Q22 1Q23 2Q23 3Q23 $0 $500 $1,000 $1,500 $520 $689 $807 $869 $931 0.20% 0.26% 0.32% 0.33% 0.35% Net charge-offs Net charge-off ratio 3Q22 4Q22 1Q23 2Q23 3Q23 $0 $200 $400 $600 $800 $1,000 0.00% 0.10% 0.20% 0.30% 0.40% 0.50% 17 • Total net charge-offs of $931MM1 increased $62MM from 2Q23 – Consumer net charge-offs of $804MM increased $84MM, driven primarily by higher credit card losses – Credit card loss rate of 2.72% in 3Q23 vs. 2.60% in 2Q23; 4Q19 pre-pandemic loss rate of 3.03% – Commercial net charge-offs of $127MM decreased $22MM, driven by lower losses in Commercial Real Estate • Net charge-off ratio of 0.35% increased 2 bps from 2Q23 and remained below pre-pandemic levels; 4Q19 NCO ratio 0.39% • Provision for credit losses of $1.2B – Net reserve build of $303MM in 3Q23, driven primarily by credit card • Allowance for loan and lease losses of $13.3B represented 1.27% of total loans and leases1,2 – Total allowance of $14.6B included $1.4B for unfunded commitments • Nonperforming loans (NPLs) increased $0.7B from 2Q23, to $4.8B, driven primarily by Commercial Real Estate – 59% of Consumer NPLs are contractually current • Commercial reservable criticized utilized exposure of $23.7B increased $2.3B from 2Q23, driven primarily by Commercial Real Estate

Commercial Net Charge-offs ($MM) Consumer Net Charge-offs ($MM) Asset Quality – Consumer and Commercial Portfolios 1 Excludes loans measured at fair value. 2 Fully-insured loans are FHA-insured loans and other loans individually insured under long-term standby agreements. 3 C&I includes commercial and industrial and commercial lease financing. $61 $158 $154 $149 $127 0.04% 0.11% 0.11% 0.10% 0.09% Small business Commercial real estate C&I Commercial NCO ratio 3Q22 4Q22 1Q23 2Q23 3Q23 $0 $50 $100 $150 $200 0.00% 0.05% 0.10% 0.15% 0.20% $459 $531 $653 $720 $804 0.41% 0.47% 0.58% 0.64% 0.70% Credit card Other Consumer NCO ratio 3Q22 4Q22 1Q23 2Q23 3Q23 $0 $250 $500 $750 $1,000 0.00% 0.25% 0.50% 0.75% 1.00% Commercial Metrics ($MM) 3Q23 2Q23 3Q22 Provision $16 $25 $176 Reservable criticized utilized exposure 23,722 21,469 17,659 Nonperforming loans and leases 2,041 1,397 1,223 % of loans and leases1 0.35% 0.24% 0.21 % Allowance for loans and leases $5,120 $5,200 $5,422 % of loans and leases1 0.87% 0.88% 0.94 % Consumer Metrics ($MM) 3Q23 2Q23 3Q22 Provision $1,218 $1,100 $722 Nonperforming loans and leases 2,792 2,729 2,760 % of loans and leases1 0.61% 0.60% 0.61 % Consumer 30+ days performing past due $3,975 $3,603 $2,949 Fully-insured2 523 525 672 Non fully-insured 3,452 3,078 2,277 Consumer 90+ days performing past due 1,282 1,185 1,001 Allowance for loans and leases 8,167 7,750 6,880 % of loans and leases1 1.78% 1.70% 1.53% # times annualized NCOs 2.56 x 2.68 x 3.77 x 18 3

Consumer Banking

Summary Income Statement ($MM)	3Q23	Inc / (Dec) 2Q23	Inc / (Dec) 3Q22
Total revenue, net of interest expense	$10,472	($52)	$568
Provision (benefit) for credit losses	1,397	130	659
Noninterest expense	5,256	(197)	159
Pretax income	3,819	15	(250)
Pretax, pre-provision income[1]	5,216	*145*	*409*
Income tax expense	955	4	(42)
Net income	$2,864	$11	($208)

Key Indicators ($B)	3Q23	2Q23	3Q22
Average deposits	$980.1	$1,006.3	$1,069.1
Rate paid on deposits	0.34 %	0.22 %	0.03 %
Cost of deposits[2]	1.32	1.37	1.17
Average loans and leases	$310.8	$306.7	$295.2
Net charge-off ratio	1.16 %	1.07 %	0.69 %
Net charge-offs ($MM)	$911	$819	$512
Reserve build (release) ($MM)	486	448	226
Consumer investment assets[3]	$387.5	$386.8	$302.4
Active mobile banking users (MM)	37.5	37.3	34.9
% Consumer sales through digital channels	46 %	51 %	48 %
Number of financial centers	3,862	3,887	3,932
Combined credit / debit purchase volumes[4]	$225.3	$226.1	$218.2
Total consumer credit card risk-adjusted margin[4]	7.70 %	7.83 %	10.07 %
Return on average allocated capital	27	27	30
Allocated capital	$42.0	$42.0	$40.0
Efficiency ratio	50 %	52 %	51 %

- Net income of $2.9B decreased 7% from 3Q22, as strong revenue growth was more than offset by higher provision for credit losses and noninterest expense
  - Pretax, pre-provision income[1] of $5.2B increased 9% from 3Q22
  - 10th consecutive quarter of operating leverage; efficiency ratio improved YoY to 50%
- Revenue of $10.5B increased 6% from 3Q22, driven by improved NII from higher interest rates and loan balances
- Provision for credit losses of $1.4B vs. $0.7B in 3Q22
  - Net reserve build of $486MM in 3Q23, driven primarily by credit card
  - Net charge-offs of $911MM increased $399MM, driven by credit card; remained below 4Q19 pre-pandemic level
- Noninterest expense of $5.3B increased 3% from 3Q22, driven primarily by continued investments in the business and higher FDIC expense
- Average deposits of $980B decreased $89B, or 8%, from 3Q22
  - 57% of deposits in checking accounts; 92% primary accounts[5]
- Average loans and leases of $311B increased $16B, or 5%, from 3Q22
- Combined credit / debit card spend[4] of $225B increased 3% from 3Q22
- Record consumer investment assets[3] of $387B grew $85B, or 28%, from 3Q22, driven by record $51B of client flows from new and existing clients and higher market valuations
  - 3.8MM consumer investment accounts, up 10%
- 10.7MM Total clients[6] enrolled in Preferred Rewards, up 7% from 3Q22; 99% annualized retention rate

[1] Represents a non-GAAP financial measure. For more information and a reconciliation to GAAP, see note C on slide 39. For important presentation information, see slide 42.
[2] Cost of deposits calculated as annualized noninterest expense as a percentage of total average deposits within the Deposits sub-segment.
[3] End of period. Consumer investment assets includes client brokerage assets, deposit sweep balances, Bank of America, N.A. brokered CDs, and assets under management (AUM) in Consumer Banking.
[4] Includes consumer credit card portfolios in Consumer Banking and GWIM.
[5] Represents the percentage of consumer checking accounts that are estimated to be the customer's primary account based on multiple relationship factors (e.g., linked to their direct deposit).
[6] As of August 2023. Includes clients in Consumer, Small Business, and GWIM.

19

Global Wealth & Investment Management

Summary Income Statement ($MM)	3Q23	Inc / (Dec) 2Q23	3Q22
Total revenue, net of interest expense	**$5,321**	$79	($108)
Provision (benefit) for credit losses	**(6)**	(19)	(43)
Noninterest expense	**3,950**	25	134
Pretax income	**1,377**	73	(199)
Pretax, pre-provision income[1]	**1,371**	54	(242)
Income tax expense	**344**	18	(42)
Net income	**$1,033**	$55	($157)

Key Indicators ($B)	3Q23	2Q23	3Q22
Average deposits	**$291.8**	$295.4	$339.5
Rate paid on deposits	**2.69 %**	2.35 %	0.57 %
Average loans and leases	**$218.6**	$218.6	$223.7
Net charge-off ratio	**0.01 %**	0.01 %	0.01 %
Net charge-offs ($MM)	**$4**	$3	$5
Reserve build (release) ($MM)	**(10)**	10	32
AUM flows	**$14.2**	$14.3	$4.1
Pretax margin	**26 %**	25 %	29 %
Return on average allocated capital	**22**	21	27
Allocated capital	**$18.5**	$18.5	$17.5

- Net income of $1.0B decreased 13% from 3Q22
  - Pretax margin of 26%
  - Strong organic client activity
- Revenue of $5.3B decreased 2% compared to 3Q22, driven by lower NII, partially offset by higher asset management fees due to higher market levels and client flows
- Noninterest expense of $4.0B increased 4% vs. 3Q22, driven by investments in the business, including strategic hiring
- Client balances of $3.6T increased 9% from 3Q22, driven by higher market valuations and positive net client flows
  - AUM flows of $14B in 3Q23; $44B since 3Q22
- Average deposits of $292B decreased $48B, or 14%, from 3Q22
- Average loans and leases of $219B decreased $5B, or 2% from 3Q22
- Added nearly 7,000 net new relationships across Merrill and Private Bank in 3Q23
  - Opened over 39,000 new bank accounts
- 83% of GWIM households / relationships digitally active across the enterprise

[1] Represents a non-GAAP financial measure. For more information and a reconciliation to GAAP, see note C on slide 39. For important presentation information, see slide 42.

20

Global Banking

Summary Income Statement ($MM)	3Q23	Inc / (Dec) 2Q23	3Q22
Total revenue, net of interest expense[1]	**$6,203**	($259)	$612
Provision (benefit) for credit losses	**(119)**	(128)	(289)
Noninterest expense	**2,804**	(15)	153
Pretax income	**3,518**	(116)	748
Pretax, pre-provision income[2]	**3,399**	*(244)*	*459*
Income tax expense	**950**	(31)	216
Net income	**$2,568**	($85)	$532

Selected Revenue Items ($MM)	3Q23	2Q23	3Q22
Total Corporation IB fees (excl. self-led)[1]	**$1,188**	$1,212	$1,167
Global Banking IB fees[1]	**743**	718	726
Business Lending revenue	**2,623**	2,692	2,079
Global Transaction Services revenue	**2,769**	2,923	2,803

Key Indicators ($B)	3Q23	2Q23	3Q22
Average deposits	**$504.4**	$497.5	$495.2
Average loans and leases	**376.2**	383.1	384.3
Net charge-off ratio	**0.02 %**	0.06 %	0.03 %
Net charge-offs ($MM)	**$20**	$59	$26
Reserve build (release) ($MM)	**(139)**	(50)	144
Return on average allocated capital	**21 %**	22 %	18 %
Allocated capital	**$49.3**	$49.3	$44.5
Efficiency ratio	**45 %**	44 %	47 %

- Net income of $2.6B increased 26% from 3Q22
  - Pretax, pre-provision income[2] of $3.4B increased 16% from 3Q22
- Revenue of $6.2B increased 11% vs. 3Q22, driven primarily by higher NII and leasing revenue
- Total Corporation investment banking fees (excl. self-led) of $1.2B increased 2% from 3Q22
  - Improved market share 78 bps from 3Q22; #3 investment banking fee ranking[3]
- Provision for credit losses reflected a benefit of $119MM, driven primarily by net loan paydowns, and decreased $289MM vs. 3Q22, as the prior year included a reserve build
- Noninterest expense of $2.8B increased 6% from 3Q22, driven by continued investments in the business and higher FDIC expense
- Average deposits of $504B increased $9B, or 2%, from 3Q22
- Average loans and leases of $376B decreased $8B, or 2%, from 3Q22, reflecting paydowns and lower client demand

[1] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.
[2] Represents a non-GAAP financial measure. For more information and a reconciliation to GAAP, see note C on slide 39. For important presentation information, see slide 42.
[3] Source: Dealogic as of September 30, 2023.

21

Global Markets[1]

Summary Income Statement ($MM)	3Q23	Inc / (Dec) 2Q23	Inc / (Dec) 3Q22
Total revenue, net of interest expense[2]	**$4,942**	$71	$459
Net DVA	**(16)**	*86*	*(2)*
Total revenue (excl. net DVA)[2,3]	**4,958**	*(15)*	*461*
Provision (benefit) for credit losses	**(14)**	(10)	(25)
Noninterest expense	**3,235**	(114)	212
Pretax income	**1,721**	195	272
Pretax, pre-provision income[4]	**1,707**	*185*	*247*
Income tax expense	**473**	53	89
Net income	**$1,248**	$142	$183
Net income (excl. net DVA)[3]	***$1,260***	***$76***	***$184***

Selected Revenue Items ($MM)[2]	3Q23	2Q23	3Q22
Sales and trading revenue	**$4,405**	$4,285	$4,092
Sales and trading revenue (excl. net DVA)[3]	**4,421**	4,387	4,106
FICC (excl. net DVA)[3]	**2,723**	2,764	2,567
Equities (excl. net DVA)[3]	**1,698**	1,623	1,539
Global Markets IB fees	**463**	503	430

Key Indicators ($B)	3Q23	2Q23	3Q22
Average total assets	**$863.7**	$877.5	$847.9
Average trading-related assets	**609.7**	621.1	592.4
Average 99% VaR ($MM)[5]	**69**	76	117
Average loans and leases	**131.3**	128.5	120.4
Net charge-offs ($MM)	**13**	5	(1)
Reserve build (release) ($MM)	**(27)**	(9)	12
Return on average allocated capital	**11 %**	10 %	10 %
Allocated capital	**$45.5**	$45.5	$42.5
Efficiency ratio	**65 %**	69 %	67 %

- Net income of $1.2B increased 17% from 3Q22
  - Excluding net DVA, net income of $1.3B increased 17%[3]
- Revenue of $4.9B increased 10% from 3Q22, driven primarily by higher sales and trading revenue
- Sales and trading revenue of $4.4B increased 8% from 3Q22; excluding net DVA, up 8%[3]
  - FICC revenue increased 6% (ex. DVA, up 6%)[3], to $2.7B, driven by improved trading in credit and mortgage products, partially offset by weaker trading in currencies and rates
  - Equities revenue increased 10% (ex. DVA, up 10%)[3], to $1.7B, driven primarily by an increase in client financing activities
- Noninterest expense of $3.2B increased 7% vs. 3Q22, driven by investments in the business, including people and technology
- Average VaR of $69MM in 3Q23[5]

[1] The explanations for current period-over-period changes for Global Markets are the same for amounts including and excluding net DVA.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.
[3] Represents a non-GAAP financial measure. Reported FICC sales and trading revenue was $2.7B, $2.7B, and $2.6B for 3Q23, 2Q23, and 3Q22, respectively. Reported Equities sales and trading revenue was $1.7B, $1.6B, and $1.5B for 3Q23, 2Q23, and 3Q22, respectively. See note E on slide 39 and slide 42 for important presentation information.
[4] Represents a non-GAAP financial measure. For more information and a reconciliation to GAAP, see note C on slide 39. For important presentation information, see slide 42.
[5] See note F on slide 39 for the definition of VaR.

22

All Other[1]

Summary Income Statement ($MM)	3Q23	Inc/(Dec) 2Q23	Inc/(Dec) 3Q22
Total revenue, net of interest expense	**($1,618)**	$149	($819)
Provision (benefit) for credit losses	**(24)**	136	34
Noninterest expense	**593**	101	(123)
Pretax income (loss)	**(2,187)**	(88)	(730)
Pretax, pre-provision income[2]	***(2,211)***	*48*	*(696)*
Income tax (benefit)	**(2,276)**	(359)	(1,100)
Net income (loss)	**$89**	$271	$370

- Net income of $89MM increased $370MM vs. 3Q22, driven primarily by a higher income tax benefit and lower litigation expense
- Total corporate effective tax rate (ETR) for the quarter was 4%
  - Excluding discrete tax benefits and recurring ESG tax credit benefits, the ETR would have been approximately 25%
  - Full-year 2023 ETR, excluding FDIC special assessment and other discrete items, is expected to be approximately 9-10%

[1] All Other primarily consists of asset and liability management (ALM) activities, liquidating businesses, and certain expenses not otherwise allocated to a business segment. ALM activities encompass interest rate and foreign currency risk management activities for which substantially all of the results are allocated to our business segments.
[2] Represents a non-GAAP financial measure. For more information and a reconciliation to GAAP, see note C on slide 39. For important presentation information, see slide 42.

23

Supplemental Business Segment Trends

Total Expense ($B) and Efficiency Total Revenue ($B) Average Deposits ($B) Consumer Investment Assets ($B)2 and Accounts (MM) Average Loans and Leases ($B) Consumer Banking Trends Note: Amounts may not total due to rounding. 1 See slide 40 for business leadership sources. 2 End of period. Consumer investment assets includes client brokerage assets, deposit sweep balances, Bank of America, N.A. brokered CDs, and AUM in Consumer Banking. $9.9 $10.8 $10.7 $10.5 $10.5 7.8 8.5 8.6 8.4 8.4 2.1 2.3 2.1 2.1 2.1 Net interest income Noninterest income 3Q22 4Q22 1Q23 2Q23 3Q23 $0.0 $4.0 $8.0 $12.0 $5.1 $5.1 $5.5 $5.5 $5.3 51% 47% 51% 52% 50% Noninterest expense Efficiency ratio 3Q22 4Q22 1Q23 2Q23 3Q23 $0.0 $2.0 $4.0 $6.0 40% 50% 60% 70% $1,069$1,047$1,026$1,006 $980 599 589 581 576 562 470 458 445 431 418 Checking Other 3Q22 4Q22 1Q23 2Q23 3Q23 $0 $300 $600 $900 $1,200 $295 $300 $304 $307 $311 118 118 118 117 117 82 87 89 91 95 52 52 54 55 55 22 22 22 21 2121 21 22 22 23 Residential mortgage Consumer credit card Vehicle lending Home equity Small business / other 3Q22 4Q22 1Q23 2Q23 3Q23 $0 $70 $140 $210 $280 $350 25 $302 $320 $355 $387 $387 3.4 3.5 3.6 3.7 3.8 Assets Accounts 3Q22 4Q22 1Q23 2Q23 3Q23 $0 $100 $200 $300 $400 2.5 3.0 3.5 4.0 4.5 Business Leadership1 • No. 1 in estimated U.S. Retail Deposits(A) • No. 1 Online Banking and Mobile Banking Functionality(B) • No. 1 Small Business Lender(C) • Best Bank in North America(D) • Best Consumer Digital Bank in the U.S.(E) • Best Bank in the U.S. for Small and Medium Enterprises(F) • Certified by J.D. Power for Outstanding Client satisfaction with Customer Financial Health Support – Banking & Payments(G) • No. 1 in Customer Satisfaction for U.S. Retail Banking Advice(H)

Erica® Active Users and Interactions (MM)7 Checks vs. Zelle® Sent Transactions (MM) Digital Sales6Digital Users2 and Households3 Digital Channel Usage4,5 1,074 1,367 1,855 1,503 44% 43% 48% 46% Digital unit sales (K) Digital as a % of total sales 3Q20 3Q21 3Q22 3Q23 0 500 1,000 1,500 2,000 0% 25% 50% 75% 100% 2,259 2,635 2,954 3,244 688 853 923 938 Digital channel usage (MM) Digital appointments (K) 3Q20 3Q21 3Q22 3Q23 1,000 1,500 2,000 2,500 3,000 3,500 250 500 750 1,000 1,250 1,500 39 41 43 46 52 54 56 57 69% 70% 72% 74% Active users (MM) Verified users (MM) Household adoption % 3Q20 3Q21 3Q22 3Q23 20 30 40 50 60 50% 60% 70% 80% 90% 100% Client Engagement Person-to-Person Payments (Zelle®)8 Digital Volumes 140 202 255 323 $39 $60 $77 $97 Transactions (MM) Volume ($B) 3Q20 3Q21 3Q22 3Q23 0 70 140 210 280 350 $0 $50 $100 $150 Consumer1 Digital Update 1 Includes all households/relationships with Consumer platform activity, except where otherwise noted. 2 Digital active users represents Consumer and Merrill mobile and / or online 90-day active users; verified users represent Consumer and Merrill users with a digital identification and password. 3 Household adoption represents households with consumer bank login activities in a 90-day period, as of August for each quarter presented. 4 Digital channel usage represents the total number of desktop and mobile banking sessions on the Consumer Banking platform. 5 Digital appointments represent the number of client-scheduled appointments made via online, smartphone, or tablet. 6 Digital sales represent sales initiated and / or booked via our digital platforms. 7 Erica engagement represents activity across all platforms powered by Erica: BofA mobile app, online search, and Benefits OnLine mobile app. Periods prior to 3Q22 represent activity on BofA mobile app only. 8 Includes Bank of America person-to-person payments sent and received through e-mail or mobile identification. Zelle® users represent 90-day active users. 12.2 15.1 17.7 21.0 users (MM) 26 Digital Adoption 6.1 13.0 16.1 18.7 34.3 104.6 133.6 169.6 Erica® users Erica® interactions 3Q20 3Q21 3Q22 3Q23 0.0 5.0 10.0 15.0 20.0 0.0 50.0 100.0 150.0 200.0 137 127 116 104 94 133 167 208 Checks written Zelle® sent transactions 3Q20 3Q21 3Q22 3Q23 50 100 150 200 250 2x

1,255 1,096 1,187 1,137 1,062 3Q22 4Q22 1Q23 2Q23 3Q23 0 500 1,000 1,500 Home Equity1 New Originations ($B)4 Consumer Credit Update 1 Includes loan production within Consumer Banking and GWIM. Consumer credit card balances include average balances of $3.3B, $3.2B, and $2.9B in 3Q23, 2Q23, and 3Q22, respectively, within GWIM. 2 Calculated as the difference between total revenue, net of interest expense, and net credit losses divided by average loans. 3 Represents Consumer Banking only. 4 Amounts represent the unpaid principal balance of loans and in the case of home equity, the principal amount of the total line of credit. Consumer Vehicle Lending3 New Originations ($B) Consumer Credit Card1 New Accounts (K) 27 Residential Mortgage1 New Originations ($B)4 Key Stats 3Q22 2Q23 3Q23 Average outstandings ($B) 85.0 94.4 98.0 NCO ratio 1.53% 2.60% 2.72% Risk-adjusted margin2 10.07% 7.83% 7.70% Average line FICO 770 773 774 $5.9 $6.8 $7.0 $6.8 $6.8 3Q22 4Q22 1Q23 2Q23 3Q23 $0.0 $2.5 $5.0 $7.5 $10.0 Key Stats 3Q22 2Q23 3Q23 Average outstandings ($B) 52.0 54.7 55.2 NCO ratio 0.07% 0.18% 0.20% Average booked FICO 789 795 796 $8.7 $5.2 $3.9 $5.9 $5.6 3Q22 4Q22 1Q23 2Q23 3Q23 $0.0 $5.0 $10.0 Key Stats 3Q22 2Q23 3Q23 Average outstandings ($B)3 118.2 117.1 116.8 NCO ratio3 0.01% 0.02% 0.03% Average FICO 768 771 772 Average booked loan-to-value (LTV) 72% 73% 72% $2.4 $2.6 $2.6 $2.5 $2.4 3Q22 4Q22 1Q23 2Q23 3Q23 $0.0 $1.0 $2.0 $3.0 $4.0 Key Stats 3Q22 2Q23 3Q23 Average outstandings ($B)3 21.9 21.2 21.1 NCO ratio3 (0.04%) (0.05%) (0.04%) Average FICO 792 790 787 Average booked combined LTV 58% 58% 58%

Average Deposits ($B) Global Wealth & Investment Management Trends Business Leadership1 • No. 1 on Forbes’ Best-in-State Wealth Advisors (2023), Top Women Wealth Advisors (2023), Top Women Wealth Advisors Best-in State (2023), Best-in-State Teams (2023), and Top Next Generation Advisors (2023) • No. 1 on Barron’s Top 100 Women Financial Advisors List (2023) • No. 1 on Financial Planning's 'Top 40 Advisors Under 40' List (2023) • Celent Model Wealth Manager award (2023) • No. 1 in personal trust AUM(I) • Best National Private Bank(J) and in North America(K) • Best Broker-Dealer for Technology(L) • Largest U.S. Outsourced Manager for Endowment and Foundation Assets(M) • Best Private Bank Philanthropic Initiative in Americas(N) Note: Amounts may not total due to rounding. 1 See slide 40 for business leadership sources. 2 End of period. Loans and leases includes margin receivables which are classified in customer and other receivables on the Consolidated Balance Sheet. 3 Managed deposits in investment accounts of $36B, $39B, $39B, $48B, and $48B for 3Q23, 2Q23, 1Q23, 4Q22, and 3Q22, respectively, are included in both AUM and Deposits. Total client balances only include these balances once. Average Loans and Leases ($B) Total Revenue ($B) Client Balances ($B)2,3 $5.4 $5.4 $5.3 $5.2 $5.3 2.0 2.0 1.9 1.8 1.8 2.9 2.8 2.9 2.9 3.1 0.6 0.6 0.6 0.5 0.5 Net interest income Asset management fees Brokerage / Other 3Q22 4Q22 1Q23 2Q23 3Q23 $0.0 $2.0 $4.0 $6.0 1,330 1,401 1,467 1,531 1,497 1,414 1,482 1,571 1,628 1,578 325 324 301 293 291228 227 221 222 222$3,249 $3,387 $3,522 $3,635 $3,551 AUM Brokerage / Other Deposits Loans and leases 3Q22 4Q22 1Q23 2Q23 3Q23 $0 $1,000 $2,000 $3,000 $4,000 $224 $225 $221 $219 $219 105 106 106 106 107 56 54 52 51 50 60 62 60 58 59 Consumer real estate Securities-based lending Custom lending Credit card 3Q22 4Q22 1Q23 2Q23 3Q23 $0 $50 $100 $150 $200 $250 $339 $318 $314 $295 $292 3Q22 4Q22 1Q23 2Q23 3Q23 $0 $100 $200 $300 $400 28

Erica® Interactions (MM)5 0.4 1.5 2.1 2.7 3Q20 3Q21 3Q22 3Q23 0.0 1.0 2.0 3.0 Person-to-Person Payments (Zelle®)6 Check Deposits eDelivery4Digital Households / Relationships Digital Channel Adoption1,3 68% 74% 76% 78% 3Q20 3Q21 3Q22 3Q23 0% 25% 50% 75% 100% 50% 53% 57% 60% 72% 72% 72% 76% Mobile adoption Online adoption 3Q20 3Q21 3Q22 3Q23 0% 25% 50% 75% 100% 645 668 672 716 76% 78% 80% 83% Digital households / relationships (K) Digital adoption % 3Q20 3Q21 3Q22 3Q23 550 600 650 700 750 60% 70% 80% 90% 100% Client Engagement Digital Volumes Global Wealth & Investment Management Digital Update 1 Digital Adoption is the percentage digitally active Merrill primary households ($250K+ in investable assets within the enterprise) and digitally active Private Bank core relationships ($3MM+ in total balances). Merrill excludes Stock Plan and Banking only households. Private Bank includes third party activities (effective 1Q23) and excludes Irrevocable Trust-only relationships, Institutional Philanthropic relationships, and exiting relationships. 2 Digital Adoption as of August for 3Q20, 3Q21, and 3Q22. 3Q23 as of September for Merrill and as of August for Private Bank. 3 Digital channel adoption represents the percentage of desktop and mobile banking engagement, as of August for 3Q20, 3Q21, and 3Q22. 3Q23 as of September for Merrill and as of August for Private Bank. 4 GWIM eDelivery percentage includes Merrill Digital Households (excluding Stock Plan, Banking only households, Retirement only, and 529 only) and Private Bank relationships that receive statements digitally, as of August for each quarter presented. 3Q20 and 3Q21 include only Merrill Digital Households (excluding Stock Plan, Banking only households, Retirement only, and 529 only) that receive statements digitally. 5 Erica engagement represents activity across all platforms powered by Erica: BofA mobile app, online search, and Benefits OnLine mobile app. Periods prior to 3Q22 represent activity on BofA mobile app only. 6 Includes Bank of America person-to-person payments sent and received through e-mail or mobile identification. 7 Includes mobile check deposits, remote deposit operations, and automated teller machine transactions. 29 Digital Adoption1,2 0.9 1.9 2.4 3.2 $0.5 $1.1 $1.4 $2.0 Transactions (MM) Volume ($B) 3Q20 3Q21 3Q22 3Q23 0.0 0.7 1.4 2.1 2.8 3.5 $0.0 $0.5 $1.0 $1.5 $2.0 $2.5 1.5 1.3 1.2 1.2 73% 74% 75% 74% Physical (MM) Automated 3Q20 3Q21 3Q22 3Q23 0.0 0.5 1.0 1.5 2.0 60% 70% 80% 90% 100% 7

Global Banking Trends Note: Amounts may not total due to rounding. 1 See slide 40 for business leadership sources. 2 Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities. 3 Total Corporation IB fees excludes self-led deals. Self-led deals of $62MM, $50MM, $12MM, $18MM, and $37MM for 3Q23, 2Q23, 1Q23, 4Q22, and 3Q22, respectively are embedded within Debt, Equity, and Advisory. 4 Advisory includes fees on debt and equity advisory and mergers and acquisitions. Average Deposits ($B)Business Leadership1 • World’s Most Innovative Bank – 2023, Most Innovative Bank in North America(O) • World’s Best Digital Bank, World’s Best Bank for Financing, North America’s Best Digital Bank, North America’s Best Bank for Small to Medium-sized Enterprises, North America’s Best Bank for Sustainable Finance(P) • Best Bank for Payments & Collections in North America(Q) • Model Bank award for Product Innovation in Cash Management – 2023, for CashPro Mobile, CashPro Forecasting, and CashPro API(R) • Best Transaction Bank in North America(S) • 2022 Quality, Share and Excellence Awards for U.S. Large Corporate Banking and Cash Management(T) • Relationships with 74% of the Global Fortune 500; 95% of the U.S. Fortune 1,000 (2023) Average Loans and Leases ($B) Total Revenue ($B)2 Total Corporation IB Fees ($MM)3 $5.6 $6.4 $6.2 $6.5 $6.2 3.3 3.9 3.9 3.7 3.6 0.7 0.7 0.7 0.7 0.7 0.8 0.7 0.7 0.7 0.8 0.8 1.1 0.9 1.3 1.1 Net interest income IB fees Service charges All other income 3Q22 4Q22 1Q23 2Q23 3Q23 $0.0 $2.5 $5.0 $7.5 616 414 644 600 570 156 189 168 287 232 432 486 363 375 448 $1,167 $1,071 $1,163 $1,212 $1,188 Debt Equity Advisory 3Q22 4Q22 1Q23 2Q23 3Q23 $0 $500 $1,000 $1,500 194 192 193 196 195 177 175 175 174 169 13 13 13 13 12 $384 $380 $381 $383 $376 Commercial Corporate Business Banking 3Q22 4Q22 1Q23 2Q23 3Q23 $0 $100 $200 $300 $400 4 $495 $503 $493 $498 $504 Noninterest-bearing Interest-bearing 3Q22 4Q22 1Q23 2Q23 3Q23 $0 $200 $400 $600 30 65% 55% 48% 42% 37% 35% 45% 52% 58% 63%

1 Digital active clients represents 90-day active clients across CashPro and BA360 platforms. Metric tracked starting in 1Q21. Data as of August for each quarter presented. 2 CashPro alert volume and CashPro online reports and statements scheduled. 3 Represents June through August. 4 Eligible credit monitoring documents uploaded digitally through CashPro Credit (i.e., clients with bilateral loans only and / or Commercial Real Estate Banking clients). Credit Monitoring Documents Uploaded Digitally (%)3,4 CashPro® Proactive Alerts & Insights (MM)2 Global Payments to Digital Wallets (K)3 14% 26% 41% 40% 3Q20 3Q21 3Q22 3Q23 0% 10% 20% 30% 40% 50% 284 391 378 377 3Q20 3Q21 3Q22 3Q23 0 100 200 300 400 13.3 15.8 17.2 18.6 3Q20 3Q21 3Q22 3Q23 0.0 5.0 10.0 15.0 20.0 CashPro® App PaymentsCashPro® and BA360 Adoption % CashPro® App Sign-ins (K) $44 $101 $166 $192 0.9 1.8 3.0 3.6 Value ($B) Volume (MM) 3Q20 3Q21 3Q22 3Q23 0 50 100 150 200 0.0 1.0 2.0 3.0 4.0 5.0 254 412 576 813 3Q20 3Q21 3Q22 3Q23 0 300 600 900 74% 76% 75% 3Q21 3Q22 3Q23 50% 60% 70% 80% Client Engagement Digital Volumes Global Banking Digital Update 31 Digital Adoption1

Global Markets Trends and Revenue Mix Note: Amounts may not total due to rounding. 1 See slide 40 for business leadership sources. 2 Represents a non-GAAP financial measure. Reported Global Markets revenue was $15.4B for 2023 YTD. Global Markets revenue ex. net DVA was $15.5B for 2023 YTD. Reported sales and trading revenue was $13.8B, $13.0B, $12.3B, and $12.0B for 2023 YTD, 2022 YTD, 2021 YTD, and 2020 YTD, respectively. Reported FICC sales and trading revenue was $8.8B, $7.8B, $7.2B, and $7.9B for 2023 YTD, 2022 YTD, 2021 YTD, and 2020 YTD, respectively. Reported Equities sales and trading revenue was $4.9B, $5.2B, $5.1B, and $4.1B for 2023 YTD, 2022 YTD, 2021 YTD, and 2020 YTD, respectively. See note E on slide 39 and slide 42 for important presentation information. 3 See note F on slide 39 for definition of VaR. 2023 YTD Global Markets Revenue Mix (excl. net DVA)2 Business Leadership1 • World's Best Bank for Markets(P) • North America's Best Bank for Sustainable Finance(P) • Americas Derivatives House of the Year and Americas House of the Year for Equity Derivatives, FX Derivatives, Commodities Derivatives and Research & Strategy House(U) • Commodity Derivatives House and Americas ESG Financing House(V) • Best CLO Arranger of the Year, Best Loan Secondary Trading Desk of the Year, Best CLO Tranche Trading Desk of the Year, Best CLO Research House(W) • No. 1 All-America Sales Team in Equities Idea Generation(X) • No. 1 Municipal Bonds Underwriter(Y) • No. 1 Market Share in US Registered Equity Block Trade Fees(Z) 2023 YTD Total FICC S&T Revenue Mix (excl. net DVA)2 Total Sales and Trading Revenue (excl. net DVA) ($B)2 Average Trading-Related Assets ($B) and VaR ($MM)3 $12.1 $12.3 $12.8 $13.9 8.0 7.2 7.6 8.9 4.1 5.1 5.2 4.9 FICC Equities 2020 YTD 2021 YTD 2022 YTD 2023 YTD $0.0 $5.0 $10.0 $15.0 $485 $544 $598 $619 $79 $76 $105 $85 Avg. trading-related assets Avg. VaR 2020 YTD 2021 YTD 2022 YTD 2023 YTD $0 $250 $500 $750 $0 $50 $100 $150 62% 38% U.S. / Canada International 44% 56% Credit / Other Macro 32

Additional Presentation Information

2023 YTD Consumer Payment Spend of $3.1T is up 4% YoY Payment Spend1 ($ and Transaction Volume) Quarterly YoY % Growth 34 2023 YTD Credit and Debit2,3 YoY % Growth Total credit and debit spend and transactions both up 4% $ Volume Transaction # 3Q 19 4Q 1Q 20 2Q 3Q 4Q 1Q 21 2Q 3Q 4Q 1Q 22 2Q 3Q 4Q 1Q 23 2Q 3Q (25)% 0% 25% 50% 8% (9%) 5% (1%) 6% 9% 1% 5% 3% 4% $ Volume Transaction # Travel & Entertainment Gas Food Retail Services Payment Spend1 ($ Volume) and YoY % Growth $2.2T $2.7T $3.0T $3.1T 0% 21% 12% 4% 2020 YTD 2021 YTD 2022 YTD 2023 YTD 4% 3% 2023 YTD YoY Change in Payment Transaction Volume 4% 5% 12% (5%) Credit / Debit ACH / Wire P2P / P2B Cash / Check % of YTD Volume 78% 11% 7% 5% 4 Note: Amounts may not total due to rounding. 1 Total payments represent payments made from Bank of America accounts using credit card, debit card, ACH, wires, billpay, person-to-person, cash, and checks. 2 Includes consumer and small business credit card portfolios in Consumer Banking and GWIM. 3 Excludes credit and debit money transfers, charitable donations, and miscellaneous categories with immaterial volume. 4 P2P stands for person-to-person. P2B stands for person-to-business.

Balance Sheet Transformation Highlights

(EOP basis unless noted)

Metric	4Q09	4Q19	3Q23
Total loans and leases[1]	**$1,003B**	**$983B**	**$1,049B**
% consumer	*67%*	*47%*	*44%*
Consumer credit card	*$161B*	*$98B*	*$100B*
Home equity	*$154B*	*$41B*	*$26B*
GWIM loans	*$100B*	*$177B*	*$219B*
Commercial real estate *of which Construction (%)*	*$69B* *39%*	*$63B* *12%*	*$73B* *15%*
Nonperforming loans	**3.75%**	**0.36%**	**0.46%**
NCOs[1]	**$11B**	**$959MM**	**$931MM**
Nine-quarter stressed net credit losses[2]	**$104B / 10.0%**	**$44B / 4.4%**	**$54B / 5.1%**
Tangible common shareholders' equity[1,3]	**$112B**	**$172B**	**$189B**
Global Liquidity Sources[4]	**$214B**	**$576B**	**$859B**

Transformation through Responsible Growth

- Our loan portfolio is more balanced today and has less inherent risk
  - Lower concentration in the consumer portfolio
  - Less exposure to unsecured consumer credit and home equity loans
  - GWIM loans more than doubled since 4Q09
  - Commercial Real Estate portfolio more balanced, with less concentration in construction loans
  - CCAR stress test results indicate significantly lower credit losses expected in a severe downturn
- Our capital base and liquidity have also increased significantly
  - ~$77B higher tangible common equity[3]
  - Global Liquidity Sources[4] are about four times higher than 4Q09

[1] 4Q09 reflects December 31, 2009 information adjusted to include the January 1, 2010 adoption of FAS 166/167 as reported in our SEC filings. Amounts include loans accounted for under the fair value option (FVO).
[2] Nine-quarter losses and loss rate for 4Q09 based on the 2009 Supervisory Capital Assessment Program; 4Q19 and 3Q23 represent 2019 and 2023 Federal Reserve CCAR stress test results, respectively.
[3] Represent non-GAAP financial measures. Tangible common shareholders' equity is calculated as common shareholders' equity of $258.7B, $241.4B, and $207.2B for 3Q23, 4Q19, and 4Q09, which has been reduced by goodwill of $69.0B for 3Q23 and 4Q19 and $86.3B for 4Q09 and intangible assets (excluding mortgage servicing rights) of $2.0B, $1.7B, and 12.0B for 3Q23, 4Q19, and 4Q09, net of related deferred tax liabilities of $0.9B, $0.7B, and $3.5B for 3Q23, 4Q19, and 4Q09. For important presentation information, see slide 42.
[4] 4Q09 Global Liquidity Sources shown on ending basis; 4Q19 and 3Q23 shown on average basis. The Corporation adopted the disclosure of average liquidity sources in 2017. See note A on slide 39 for definition of Global Liquidity Sources.

35

Historical Consumer Net Charge-off Rates 36 • Since the beginning of 2004, total Consumer net charge-off rate has averaged 1.6% • During the financial crisis and related periods (1Q08 to 4Q12), the NCO rate averaged 3.6% and peaked at 6.0% in 3Q09 • NCO rate post-financial crisis (1Q13 to 3Q23) averaged 0.7% Consumer Net Charge-off Rate 0.7% 1Q04 3Q23 0.0% 2.5% 5.0% 7.5% Pre-crisis average 1.3% Financial crisis average 3.6% Pre-pandemic average 0.8% Note: Net charge-off rates are calculated as annualized net charge-offs divided by average outstanding loans and leases, excluding loans accounted for under the fair value option. For comparative presentation, periods prior to 2010 include net charge-offs on loans and leases held for investment and realized credit losses related to securitized loan portfolios that were consolidated on January 1, 2010 upon adoption of FAS 166/167. 1Q08 4Q12 1Q20 Average since pandemic 0.5%

Historical Commercial Net Charge-off Rates 37 Commercial excl. Small Business (SB) Total Commercial 1Q07 3Q23 0.00% 1.00% 2.00% 3.00% 4.00% • Total Commercial annualized net charge-off (NCO) rate has averaged 49 bps since 1Q07 (29 bps excl. Small Business) • During the financial crisis and related periods (1Q08 to 4Q12), the NCO rate averaged 128 bps (80 bps excl. SB) • NCO rate post-financial crisis (1Q13 to 3Q23) averaged 13 bps (8 bps excl. SB) Commercial Net Charge-off Rate Financial crisis average 1.28% Pre-pandemic average 0.13% 0.09% 0.03% 1Q08 4Q12 1Q20 Note: Net charge-off rates are calculated as annualized net charge-offs divided by average outstanding loans and leases, excluding loans accounted for under the fair value option. Average since pandemic 0.13%

Commercial Real Estate Loans 38 21.2% 6.9% 12.4% 7.0% 4Q09 3Q23 Total Commercial loans Total loans and leases Commercial Real Estate as a Percent of: Geographic Distribution ($B) $16.0 22% $14.4 20% $13.5 18% $9.4 13% $6.9 9% $5.9 8% Northeast California Southeast Southwest Midwest Midsouth Northwest Other Non-US Office Portfolio Scheduled Maturities ($B) $18.1 25% $14.4 20% $11.2 15% $5.8 8% $5.6 8% $14.1 19% Office Industrial/ Warehouse Multi-family rental Shopping centers/Retail Hotel/Motels Multi-use Residential Other ~$73B Distribution by Property Type ($B) $2.4 3%$2.0 3% $2.7 4% $1.2 1% $2.8 4% $2.3 $6.5 $3.1 $6.3 2023 2024 2025 2026 and beyond • ~75% Class A property type • ~55% origination LTV • ~6% NPL to loans • $5.1B reservable criticized exposure ◦ ~80% LTV1 • YTD NCO ratio 88bps ~$73B Note: Amounts may not total due to rounding. 1 Based on properties appraised between January 1, 2023 and September 30, 2023.

Notes

A Global Liquidity Sources (GLS) include cash and high-quality, liquid, unencumbered securities, inclusive of U.S. government securities, U.S. agency securities, U.S. agency MBS, and a select group of non-U.S. government and supranational securities, and other investment-grade securities, and are readily available to meet funding requirements as they arise. It does not include Federal Reserve Discount Window or Federal Home Loan Bank borrowing capacity. Transfers of liquidity among legal entities may be subject to certain regulatory and other restrictions.

B Reserve Build (or Release) is calculated by subtracting net charge-offs for the period from the provision for credit losses recognized in that period. The period-end allowance, or reserve, for credit losses reflects the beginning of the period allowance adjusted for net charge-offs recorded in that period plus the provision for credit losses and other valuation accounts recognized in that period.

C Pretax, pre-provision income (PTPI) at the consolidated level is a non-GAAP financial measure calculated by adjusting consolidated pretax income to add back provision for credit losses. Similarly, PTPI at the segment level is a non-GAAP financial measure calculated by adjusting the segments' pretax income to add back provision for credit losses. Management believes that PTPI (both at the consolidated and segment level) is a useful financial measure as it enables an assessment of the Corporation's ability to generate earnings to cover credit losses through a credit cycle as well as provides an additional basis for comparing the Corporation's results of operations between periods by isolating the impact of provision for credit losses, which can vary significantly between periods. See reconciliation below.

	3Q23			2Q23			3Q22		
$ Millions	**Pretax Income (GAAP)**	**Provision for Credit Losses (GAAP)**	**Pretax, Pre-provision Income**	**Pretax Income (GAAP)**	**Provision for Credit Losses (GAAP)**	**Pretax, Pre-provision Income**	**Pretax Income (GAAP)**	**Provision for Credit Losses (GAAP)**	**Pretax, Pre-provision Income**
Consumer Banking	$ 3,819	$ 1,397	$ 5,216	$ 3,804	$ 1,267	$ 5,071	$ 4,069	$ 738	$ 4,807
Global Wealth & Investment Management	1,377	(6)	1,371	1,304	13	1,317	1,576	37	1,613
Global Banking	3,518	(119)	3,399	3,634	9	3,643	2,770	170	2,940
Global Markets	1,721	(14)	1,707	1,526	(4)	1,522	1,449	11	1,460
All Other	(2,187)	(24)	(2,211)	(2,099)	(160)	(2,259)	(1,457)	(58)	(1,515)
Total Corporation	$ 8,095	$ 1,234	$ 9,329	$ 8,034	$ 1,125	$ 9,159	$ 8,301	$ 898	$ 9,199

D Interest rate sensitivity as of September 30, 2023, reflects the pretax impact to forecasted net interest income over the next 12 months from September 30, 2023 resulting from an instantaneous parallel shock to the market-based forward curve. The sensitivity analysis assumes that we take no action in response to this rate shock and does not assume any change in other macroeconomic variables normally correlated with changes in interest rates. As part of our asset and liability management activities, we use securities, certain residential mortgages, and interest rate and foreign exchange derivatives in managing interest rate sensitivity. The behavior of our deposit portfolio in the forecast is a key assumption in our projected estimate of net interest income. The sensitivity analysis assumes no change in deposit portfolio size or mix from our baseline forecast in alternate rate environments. In higher rate scenarios, any customer activity resulting in the replacement of low-cost or noninterest-bearing deposits with higher yielding deposits or market-based funding would reduce our benefit in those scenarios.

E Revenue for all periods included net debit valuation adjustments (DVA) on derivatives, as well as amortization of own credit portion of purchase discount and realized DVA on structured liabilities. Net DVA gains (losses) were ($16MM), ($102MM), $14MM, ($193MM), and ($14MM) for 3Q23, 2Q23, 1Q23, 4Q22, and 3Q22, respectively, and ($104MM), $213MM, ($56MM), and ($77MM) for 2023 YTD, 2022 YTD, 2021 YTD, and 2020 YTD, respectively, and ($297MM) and ($263MM) for the 12 months ended 3Q23 and average from FY2016 to FY 2019. Net DVA gains (losses) included in FICC revenue were ($13MM), ($97MM), and ($15MM) for 3Q23, 2Q23, and 3Q22, respectively, and ($99MM), $205MM, ($53MM), and ($78MM) for 2023 YTD, 2022 YTD, 2021 YTD, and 2020 YTD, respectively. Net DVA gains (losses) included in Equities revenue were ($3MM), ($5MM), and $1MM for 3Q23, 2Q23, and 3Q22, respectively, and ($5MM), $8MM, ($3MM), and $1MM for 2023 YTD, 2022 YTD, 2021 YTD, and 2020 YTD, respectively. Reported sales and trading revenue was $13.8B, reported FICC sales and trading revenue was $8.8B and reported Equities sales and trading revenue was $4.9B for 2023 YTD. Reported sales and trading revenue was $4.4B, $4.3B, $5.1B, $3.5B, $4.1B, $4.2B, $4.7B, $2.9B, and $3.6B for 3Q23, 2Q23, 1Q23, 4Q22, 3Q22, 2Q22, 1Q22, 4Q21, and 3Q21, respectively, and $17.3B and $13.0B for the 12 months ended 3Q23 and average from FY2016 to FY2019. Sales and trading revenue, excluding net DVA was $4.4B, $4.4B, $5.1B, $3.7B, $4.1B, $4.0B, $4.7B, $2.9B, and $3.6B for 3Q23, 2Q23, 1Q23, 4Q22, 3Q22, 2Q22, 1Q22, 4Q21, and 3Q21, respectively, and $17.6B and $13.3B for the 12 months ended 3Q23 and average from FY2016 to FY2019.

F VaR model uses a historical simulation approach based on three years of historical data and an expected shortfall methodology equivalent to a 99% confidence level. Using a 95% confidence level, average VaR was $38MM, $43MM, and $34MM for 3Q23, 2Q23, and 3Q22 respectively, and $41MM, $33MM, $29MM, and $23MM for 2023 YTD, 2022 YTD, 2021 YTD, and 2020 YTD, respectively.

39

Business Leadership Sources (A) Estimated U.S. retail deposits based on June 30, 2023 FDIC deposit data. (B) Javelin 2023 Online and Mobile Banking Scorecards. (C) FDIC, 2Q23. (D) Global Finance, March 2023. (E) Global Finance, August 2023. (F) Global Finance, December 2022. (G) J.D. Power 2023 Financial Health Support CertificationSM is based on exceeding customer experience benchmarks using client surveys and a best practices verification. For more information, visit jdpower.com/awards.* (H) J.D. Power 2023 U.S. Retail Banking Advice Satisfaction Study. For more information, visit jdpower.com/awards.* (I) Industry 2Q23 FDIC call reports. (J) Family Wealth Report, 2023. (K) Global Private Banking Innovation Award, 2023. (L) Wealth Management Industry Awards, 2023 (M) Pensions and Investments, 2023. (N) WealthBriefing Wealth for Good Awards, 2023. (O) Global Finance, 2023. (P) Euromoney, 2023. (Q) Global Finance Treasury & Cash Management Awards, 2023. (R) Celent, 2023. (S) The Banker, 2023. (T) Greenwich, 2023. (U) GlobalCapital, 2023. (V) IFR, 2022. (W) DealCatalyst, 2022. (X) Institutional Investor, 2022. (Y) Refinitiv, 2023 YTD. (Z) Dealogic, 2023 YTD. 40 * Website content is not incorporated by reference into this presentation.

Forward-Looking Statements Bank of America Corporation (the Corporation) and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent the Corporation’s current expectations, plans or forecasts of its future results, revenues, liquidity, net interest income, provision for credit losses, expenses, efficiency ratio, capital measures, strategy, deposits, assets, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond the Corporation’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements. You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of the Corporation’s 2022 Annual Report on Form 10-K and in any of the Corporation’s subsequent Securities and Exchange Commission filings: the Corporation’s potential judgments, orders, settlements, penalties, fines and reputational damage resulting from pending or future litigation and regulatory investigations, proceedings and enforcement actions, including as a result of our participation in and execution of government programs related to the Coronavirus Disease 2019 (COVID-19) pandemic, such as the processing of unemployment benefits for California and certain other states; the possibility that the Corporation's future liabilities may be in excess of its recorded liability and estimated range of possible loss for litigation, and regulatory and government actions; the possibility that the Corporation could face increased claims from one or more parties involved in mortgage securitizations; the Corporation’s ability to resolve representations and warranties repurchase and related claims; the risks related to the discontinuation of reference rates, including increased expenses and litigation and the effectiveness of hedging strategies; uncertainties about the financial stability and growth rates of non-U.S. jurisdictions, the risk that those jurisdictions may face difficulties servicing their sovereign debt, and related stresses on financial markets, currencies and trade, and the Corporation’s exposures to such risks, including direct, indirect and operational; the impact of U.S. and global interest rates, inflation, currency exchange rates, economic conditions, trade policies and tensions, including tariffs, and potential geopolitical instability; the impact of the interest rate, inflationary, macroeconomic, banking and regulatory environment on the Corporation’s assets, business, financial condition and results of operations; the impact of adverse developments affecting the U.S. or global banking industry, including bank failures and liquidity concerns, resulting in worsening economic and market volatility, and regulatory responses thereto; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on economic conditions and our business; potential losses related to the Corporation’s concentration of credit risk; the Corporation's ability to achieve its expense targets and expectations regarding revenue, net interest income, provision for credit losses, net charge-offs, effective tax rate, loan growth or other projections; adverse changes to the Corporation’s credit ratings from the major credit rating agencies; an inability to access capital markets or maintain deposits or borrowing costs; estimates of the fair value and other accounting values, subject to impairment assessments, of certain of the Corporation’s assets and liabilities; the estimated or actual impact of changes in accounting standards or assumptions in applying those standards; uncertainty regarding the content, timing and impact of regulatory capital and liquidity requirements; the impact of adverse changes to total loss-absorbing capacity requirements, stress capital buffer requirements and/or global systemically important bank surcharges; the potential impact of actions of the Board of Governors of the Federal Reserve System on the Corporation’s capital plans; the effect of changes in or interpretations of income tax laws and regulations; the impact of implementation and compliance with U.S. and international laws, regulations and regulatory interpretations, including, but not limited to, recovery and resolution planning requirements, Federal Deposit Insurance Corporation assessments, the Volcker Rule, fiduciary standards, derivatives regulations and potential changes to loss allocations between financial institutions and customers, including for losses incurred from the use of our products and services, including Zelle, that were authorized by the customer but induced by fraud; the impact of failures or disruptions in or breaches of the Corporation’s operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns; the risks related to the transition and physical impacts of climate change; our ability to achieve environmental, social and governance goals and commitments or the impact of any changes in the Corporation's sustainability strategy or commitments generally; the impact of any future federal government shutdown and uncertainty regarding the federal government’s debt limit or changes in fiscal, monetary or regulatory policy; the emergence or continuation of widespread health emergencies or pandemics; the impact of natural disasters, extreme weather events, military conflict (including the Russia/Ukraine conflict, the conflict in Israel and surrounding areas, the possible expansion of such conflicts and potential geopolitical consequences), terrorism or other geopolitical events; and other matters. Forward-looking statements speak only as of the date they are made, and the Corporation undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. 41

Important Presentation Information 42 • The information contained herein is preliminary and based on Corporation data available at the time of the earnings presentation. It speaks only as of the particular date or dates included in the accompanying slides. Bank of America does not undertake an obligation to, and disclaims any duty to, update any of the information provided. • The Corporation may present certain metrics and ratios, including year-over-year comparisons of revenue, noninterest expense and pretax income, excluding certain items (e.g., DVA) that are non-GAAP financial measures. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in understanding its results of operations and trends. For more information about the non-GAAP financial measures contained herein, please see the presentation of the most directly comparable financial measures calculated in accordance with GAAP and accompanying reconciliations in the earnings press release for the quarter ended September 30, 2023, and other earnings-related information available through the Bank of America Investor Relations website at: https://investor.bankofamerica.com/quarterly-earnings, the content of which is not incorporated by reference into this presentation. • The Corporation presents certain key financial and nonfinancial performance indicators (KPIs) that management uses when assessing consolidated and/or segment results. The Corporation believes this information is useful because it provides management with information about underlying operational performance and trends. KPIs are presented in 3Q23 Financial Results on slide 10 and on the Summary Income Statement for each segment. • The Corporation also views net interest income and related ratios and analyses on a fully taxable-equivalent (FTE) basis, which when presented on a consolidated basis are non-GAAP financial measures. The Corporation believes managing the business with net interest income on an FTE basis provides investors with meaningful information on the interest margin for comparative purposes. The Corporation believes that the presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices. The FTE adjustment was $153MM, $135MM, $134MM, $123MM, $106MM, and $114MM for 3Q23, 2Q23, 1Q23, 4Q22, 3Q22, and 3Q20, respectively. • The Corporation allocates capital to its business segments using a methodology that considers the effect of regulatory capital requirements in addition to internal risk-based capital models. Allocated capital is reviewed periodically and refinements are made based on multiple considerations that include, but are not limited to, risk-weighted assets measured under Basel 3 Standardized and Advanced approaches, business segment exposures and risk profile, and strategic plans. As a result of this process, in the first quarter of 2023, the Corporation adjusted the amount of capital being allocated to its business segments.